DISTRIBUTOR AGREEMENT AND LICENSE

THIS DISTRIBUTOR AGREEMENT AND LICENSE is made and entered into as of August 7, 2013 (this “Agreement”), between CYTOMEDIX, INC., a Delaware corporation, with principal office at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877 (“Cytomedix”), and ARTHREX, INC., a Delaware corporation, with its principal office at 1370 Creekside Boulevard, Naples, FL 34108-1945 (“Distributor”). Each of Cytomedix and Distributor is hereinafter referred to as a “Party” and collectively the “Parties.”

R E C I T A L S

A. Cytomedix is the owner of certain rights pursuant to which it has commercialized a multi-functional cell separation device which produces concentrated platelet rich plasma for use in the operating room and clinic offered as the Angel® Concentrated Platelet Rich Plasma System.

B. Distributor has facilities and experience in the distribution, sale and service of medical devices in the Territory (defined below), and desires to become the exclusive and non-exclusive distributor and an authorized service provider for the Products (defined below) in the Field of Use (defined below), pursuant to the terms of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound agree as follows:

1. DEFINITIONS. When used herein, capitalized terms shall have the following meanings:

“Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Arthrex Kit” means the kits designed by Arthrex for PRP production from whole blood and from bone marrow.

“Change of Control” means: (i) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of a Party, or (ii) the direct or indirect transfer of 50% or more of the outstanding voting interest of a Party, whether in a single transaction or series of related transactions.

“Cytomedix Marks” means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights whether now or in the future owned, controlled or licensed by Cytomedix and currently used or to be used in connection with the Products.

“Exclusive Field of Use” the use of the Product in the Territory for all uses in human and veterinary applications other than human chronic wound care which is expressly excluded and the Non-Exclusive Field of Use.

“Field of Use” means Exclusive Field of Use and the Non-Exclusive Field of Use within the Territory.

“Gross Sales Revenue” means the total consideration invoiced by Distributor from the commercialization and sale of the Products by Distributor.

“Intellectual Property Rights” means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, trade names, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction in the world, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this Agreement: (a) “Patents” shall have the meaning set forth below; (b) “Trade Secrets” shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) “Copyrights” shall mean all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; and (d) “Trademarks” shall mean all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world.

“Know-how” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to the Products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“Non-Exclusive Field of Use” means use of the Products in the human non-surgical dermal and non-surgical aesthetics markets.

“Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including Supplementary Protection Certificates), as well as all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Product” means the cell separations device and single use processing kits listed in Exhibit A-1 attached hereto.

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“Territory” means worldwide.

“Point of Shipment” as defined in the Uniform Commercial Code as adopted by the State of Delaware refers to Cytomedix’s manufacturing facilities.

“Sale Transaction” means a transaction pursuant to which Distributor acquires from Cytomedix all or substantially all of the assets constituting the Products including, but not limited to, the Intellectual Property.

“Transition Event” means an event linked to the transition from Cytomedix to Arthrex, sourcing or manufacturing the disposables and/or capital equipment associated with the Product.

2. DISTRIBUTION RIGHTS AND OBLIGATIONS.

(a) Appointment as Exclusive Distributor. Subject to the agreements set forth in Schedule 7(a), Cytomedix hereby appoints Distributor as an exclusive Cytomedix distributor within the Territory for the Exclusive Field of Use and as a non-exclusive distributor within the Territory for the Non-Exclusive Field of Use, to market, distribute and sell the Products to all existing and potential customers (“Customers”) within the Territory and Field of Use, subject to compliance with the terms and conditions of this Agreement. Distributor shall use best efforts to market, distribute and sell the Products, consistent with the terms and conditions of this Agreement. Additionally, Distributor shall provide post-sale Customer service for the Products in the Territory under the terms set forth in this Agreement.

(i) Term of Initial Appointment. Subject to earlier termination or renewal as provided in Section 8 below, Distributor’s initial appointment shall be for the Initial Term (defined herein). If prior to the expiration of the Initial Term the parties have not entered into a Sale Transaction, then this Agreement shall automatically renew for the Renewal Term (defined herein), unless Distributor provides written notice of non-renewal no later than one year prior to the expiration of the Initial Term.

(ii) Limited License of Intellectual Property. Cytomedix grants to Distributor a limited, non-royalty bearing, nontransferable, non-sublicensable, exclusive license with regard to Cytomedix Intellectual Property solely for the purposes of and to the extent necessary for Distributor to use, market, sell, offer to sell, import, distribute or service the Products manufactured and supplied by or for Cytomedix in the Territory and within the Field of Use to Customers during the Term of this Agreement.

(b) Distributor Option to Assume Manufacturing and Supply of Products. At any time the Distributor, on written notice to Cytomedix, may assume responsibility for the manufacture and supply of the Products, either by assuming Cytomedix existing manufacturing and supply agreements or by entering into new manufacturing and supply agreements. Upon such written notice Distributor and Cytomedix shall enter into a Patent License Agreement pursuant to which Cytomedix shall grant Distributor a license to all Intellectual Property necessary for the manufacture of the Products. Notwithstanding the foregoing, Cytomedix may continue to source Product for its continued sale and distribution of Product for the Non-Exclusive Field of Use and the chronic wound market. Upon a Transition Event, Distributor shall purchase all Products currently in production in accordance with the forecast provisions of Section 2(e) herein.

(c) Appointment of Sub-Distributors. The Parties agree that Distributor’s rights and obligations under this Agreement will, subject to terms and limitations contained in this Agreement, be discharged and administered directly by Distributor and may include the use of contractors, subcontractors, and agents, in a manner substantially similar to the method that Distributor currently utilizes to operate its existing businesses. Distributor shall remain responsible to Cytomedix for any and all acts and omissions of such sub-distributors and agents.

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(d) Promotion of Product; Advertising.

(i) Promotion. During the Term of this Agreement, Distributor shall use its best efforts to develop a customer base and market, sell and distribute the Product within the Territory. Distributor shall advertise and otherwise promote the Product in a commercially reasonable manner and furnish appropriate Product information and promotional materials to its Customers in a fashion similar to that used with Distributor’s other products.

(ii) Translation of Materials. Distributor shall bear the cost and responsibility to create and maintain all literature required, in all languages required, in order to market, sell, distribute and service the Product in the Territory, including without limitation all labeling, package inserts, instruction manuals, registrations, sales literature and other promotional materials for the Product. All translated materials must be approved by Cytomedix prior to release and distribution. Distributor must attach a written statement with the translated materials submitted to Cytomedix for approval certifying that the translation does not misrepresent the claims of the original English-language material and is an accurate translation.

(iii) Recognition of Patents and Patents Pending. Subject to rules, regulations and codes controlling the labeling and packaging of the Products, Distributor shall include on each Product or proximal Product packaging, a printed statement substantially similar to “shall apply or cause to have applied to all Licensed Product or associated packaging, the following notice”

“Manufactured and licensed under U.S. Patent Nos. 7,060,018 and 7,407,472, patents pending and their foreign counterparts.”

This notice may be modified by mutual consent of the parties as reasonably necessary to comply with applicable patent marking provisions of the U.S. patent laws.

(e) Forecasting of Products. Prior to the Transition Event, Distributor shall annually provide to Cytomedix a rolling forecast of Distributor’s requirements for the Product for the twelve (12) month period commencing that quarter. The requirements for the first quarter period of each forecast shall constitute a firm and binding Purchase Order for Product, and shall be delivered to Distributor in full prior to the end of the same quarter. The remaining rolling quarterly forecast shall constitute non-binding estimates of Product and requirements for the period described; provided that, the 2nd quarter in any forecast shall be varied by no more than 20% when reported in the subsequent binding forecast, unless agreed to by Cytomedix. The 4th quarter of each forecast are non-binding and may be modified by Distributor at any time in its sole discretion. Cytomedix will not guarantee fulfillment of orders constituting an aggregate increase in firm order quantities over forecasted quantities for a given quarter in excess of 20%. In addition to the forecast, Distributor is encouraged to provide Cytomedix at any time with advance non-binding notice of expected significant changes to the existing quarterly forecast for purposes of production planning.

(f) Trademark License. Cytomedix hereby grants to Distributor the non-exclusive, royalty-free right and license to use designated Cytomedix Marks. Distributor agrees not to alter, obliterate, deface or remove any Cytomedix Marks displayed on any Product or its packaging, or add any name, brand or trademark thereto without the prior written consent of Cytomedix. Except as provided in this Agreement, nothing herein shall grant to Distributor any right, title or interest in the Cytomedix Marks, which right, title and interest shall be vested in Cytomedix. Distributor shall immediately notify Cytomedix if, during the term of this Agreement, Distributor becomes aware of any other Person who is using any trademark, trade name, service mark, service name or logo that is substantially or confusingly similar to those owned or used by Distributor pursuant to the authority granted by Cytomedix hereunder.

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(g) Regular Communication. The Parties will meet telephonically or face-to-face no less than quarterly to review, among other things, sales performance, progress on sales metrics, on hand inventory levels, customer usage information, and make such adjustments and changes as are agreed to by the Parties.

(h) Reservation of Title. Cytomedix reserves to itself and retains all right, title and interest in and to all Intellectual Property related to the Products and to any modifications, enhancements, improvements and upgrades thereto. Distributor may not duplicate, translate, decompile, reverse engineer or adapt any Product or component parts thereof without Cytomedix’s prior written consent.

(i) No Other Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted by Cytomedix to Distributor hereunder. Cytomedix may distribute products other than the Product within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by Cytomedix to Distributor relating to such product.

(j) Other Information Reporting. Distributor shall provide to Cytomedix, at Distributor’s expense and in English, each and every Product-related quality and/or performance complaint within two (2) business days after receipt of such complaint by Customer. Distributor shall use a complaint reporting form agreed upon by the parties for reporting the information to Cytomedix. In addition, Distributor shall notify Cytomedix of any reportable incident within twenty four (24) hours and as outlined in the vigilance procedure agreed upon by the Parties. Detailed information of action(s) taken to resolve any reported complaint shall be communicated to Cytomedix within three (3) business days after completion of the actions.

(k) Post-Sale Service, Technical Assistance, and Support. Distributor shall provide to its Customers post-sale service, technical assistance and support for Products sold by Distributor in the Territory, at Distributor’s sole cost and expense (other than warranty claims in accordance with this Agreement). Prior to the Transition Event, all Product parts used by Distributor in providing service shall be procured from Cytomedix pursuant to the terms of this Agreement. At the request of Customers, Distributor shall timely respond to Customer calls and claims with respect to the Product and provide any applicable training for Customers.

(l) Customer Telephone Support. Distributor shall provide direct end-customer telephone support involving routine (order entry, shipping, billing) and advanced (complaint processing, problem investigation, and technical application) customer service through its customer “hotline.” Any specialized support requiring highly specialized product expertise may be directed towards Cytomedix. For purposes of this Section 2(l), “highly specialized product expertise” shall mean technical product application or scientific subject matter expertise related to the Product use by Customers.

3. TERMS OF PURCHASE OF PRODUCT.

(a) Terms and Conditions. Until such time as Distributor elects to assume the responsibility for manufacturing and supplying the Products in accordance with Section 2(b) herein, Distributor shall purchase all Products from Cytomedix, which shall thereafter be resold by Distributor to its Customers. Distributor shall purchase and resell to Customers the Minimum Purchase Requirements described in Exhibit A-4. In the event Distributor does not resell the Minimum Purchase Requirements during the applicable period set forth on Exhibit A-4, then Distributor and Cytomedix shall agree upon a minimum Royalty payment to be paid to Cytomedix. All purchases of Product and parts hereunder shall be subject to the provisions of this Agreement. Unless otherwise agreed in writing, nothing contained in any purchase order submitted pursuant to this Agreement shall in any way modify or add any provision to this Agreement. In the event of a conflict between the terms of any purchase order and the provisions of this Agreement, the provisions of this Agreement shall govern.

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(b) Prices and Royalties.

(i) Prior to the Transition Event, all prices for Product purchased by Distributor hereunder shall be Free Carrier (“FCA”), Cytomedix’s Point of Shipment. The initial transfer price to Distributor for each Product and part is set forth opposite such Product or part in Exhibit A-2 (“Transfer Price”), and such initial Transfer Price will remain fixed through the first twelve (12) months of the Effective Date of this Agreement. Thereafter, the Transfer Price to Distributor for such Product may only be increased by Cytomedix based upon an increase in Cytomedix’s direct cost of production of such Product. Cytomedix shall provide Distributor written notice of any increase as soon as practical following Cytomedix receiving notice of such cost increase from its Supplier.

(ii) Distributor shall additionally pay to Cytomedix a percentage of Gross Sales Revenues from the sales of Products as a royalty, including minimum annual royalty (“Royalty”). The Royalty percentage and the Minimum Annual Royalty are as set forth on Exhibit A-3. No later than thirty (30) days after the end of each fiscal quarter, Distributor shall deliver to Cytomedix a written report detailing: (i) the number of Devices and Disposables sold, (ii) Gross Sales Revenues generated from the sales, and (iii) the resulting Royalty owed to Cytomedix. The Royalty owed to Cytomedix shall be paid by Distributor to Cytomedix by wire transfer of immediately available funds in U.S. dollars to the account specified below or to such other account as may be specified by Cytomedix or its designee in writing:

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Such Royalty shall be paid to such account within forty –five (45) days after the end of each fiscal quarter. Cytomedix shall have the right to audit the records of Distributor relating to Gross Sales Revenues at any time during the normal business hours upon reasonable advance written notice. The audit will be performed by an independent third party at Cyomedix’s sole expense. If the audit determines that Cytomedix was not paid the full Royalty owed, Distributor shall pay the amount of any shortfall within five (5) business days of notice by Cytomedix and submission of the audit findings. If Distributor fails to pay such shortfall within such five (5) business day cure period, then interest shall accrue on such shortfall (from the date it was due) at fifteen percent (15%) per annum.

(c) Upfront Payment. In consideration of the grant of rights hereunder (including the assignment of existing Customer agreements and relationships, transfer of ownership of all related Devices, and assignment of physician consulting agreements) and the initial purchase of Devices in accordance with Section 3(d) below, Distributor shall pay to Cytomedix concurrently with the full execution of this Agreement, an upfront payment of Five Million United States dollars ($5,000,000) by wire transfer of immediately available funds. The upfront payment is not refundable and is in addition to and not a prepayment of any Royalty or other sums payable to Cytomedix under this Agreement. Distributor shall have the opportunity to accept the terms of any Customer, Consulting, or Distributor agreement or relationship and may elect, upon written notice to Cytomedix, reject such agreement or relationship. Any termination fee arising out of such termination shall be the responsibility of Cytomedix.

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(d) Initial Purchase of Product. Simultaneously with the full execution of this Agreement, Distributor shall submit a purchase order for the purchase of two hundred (200) Devices, at no charge, to be delivered by February 1, 2014.

(e) Certain Taxes. The parties acknowledge that the purchase prices of Product set forth in Exhibit A-2 do not include any sales, excise, use, value added or other government taxes or duties that may be applicable to the export, import or purchase of the Product, including all income and income-based taxes imposed on Cytomedix under applicable laws in Territory, which taxes shall be the sole responsibility of Distributor and Distributor agrees that it will bear all such taxes and duties. When Cytomedix has the legal obligation to collect and/or pay such taxes or duties, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor to Cytomedix, unless Distributor provides Cytomedix with a valid tax exemption certificate authorized by the appropriate governmental taxing authority, or provides proof of payment to such authority.

(f) Order and Acceptance. Prior to the Transition Event, all orders for Product shall be by means of a written purchase order which shall be submitted to Cytomedix at Cytomedix’s address for notice purposes set forth in Section 10(d), and shall request a delivery date. Orders may be placed by telephone, facsimile transmission or, upon the parties’ agreement, by e-mail; provided, however, that a signed confirming purchase order is received by Cytomedix no later than ten (10) business days after such order. Cytomedix shall notify Distributor in writing within a reasonable period of time from submission of the purchase order of any rejected order and the reason(s) for such rejection.

(g) Invoicing; Payment. Prior to the Transition Event, Cytomedix shall submit an invoice to Distributor with each shipment of Product ordered by Distributor. Such invoice shall be due and payable thirty (30) days following the date of such invoice. All invoices shall be sent to Distributor’s address for notice purposes set forth in Section 10(d), without regard to the actual shipping address for the Products. Each such invoice shall state Distributor’s aggregate and unit purchase price for Product in the relevant shipment, plus any freight, taxes or other costs incident to the purchase or shipment initially paid by Cytomedix and to be borne by Distributor hereunder. Distributor shall make all payments to Cytomedix under this Agreement in United States dollars in immediately available funds to a bank account designated by Cytomedix in such invoice, or otherwise designated by Cytomedix in writing. Distributor shall not take any credits or offsets against amounts billed Distributor by Cytomedix without Cytomedix’s prior written consent.

(h) Shipping; Risk of Loss.

(i) Prior to the Transition Event, all Product delivered by Cytomedix pursuant to this Agreement shall be suitably packed for surface or air shipment, in Distributor’s sole discretion, in a bulk shipping carton per the Customer requirements set forth in the applicable purchase order, marked for shipment to such location or locations as Distributor may designate, and delivered to Distributor or its carrier, FCA, Cytomedix’s Point of Shipment. Risk of loss of Product shall pass to Distributor upon delivery to the carrier at the FCA Point of Shipment.

(ii) Cytomedix shall ship all Product in accordance with Distributor’s delivery instructions specified in Distributor’s purchase orders; provided, however, that if Distributor does not provide delivery instructions with respect to the carrier to be used, Cytomedix may use its customary carrier. Partial shipments are allowed. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by Distributor. Distributor shall also bear all applicable taxes and duties that may be assessed against the Product after delivery to the carrier at the FCA Point of Shipment.

(iii) Cytomedix shall use its good faith efforts to ship the Products within a reasonable amount of time after receipt and acceptance of Distributor’s purchase order for the Product, consistent with Cytomedix’s shipping procedures in place from time to time. All shipments of Product shall be deemed to conform to the relevant purchase order unless Cytomedix receives from Distributor, no later than fifteen (15) days after the receiving date of a given shipment, written notice specifying the shipment, the purchase order number and the exact nature of the discrepancy between the shipment and the order.

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4. WARRANTIES; REMEDIES FOR NON-CONFORMING PRODUCT.

(a) Device Warranty. Cytomedix’s Device warranty is attached hereto as Exhibit A-5.

(b) Customer Warranties. Distributor shall pass on to their Customers the Device warranty set forth in Section 4(a). Distributor may offer further incremental warranty provisions and benefits at its discretion and sole expense.

(c) Return Materials Procedure. There are no rights of return for cash. Device returns are allowed under Cytomedix’s warranty program. All Device returns must be approved by Cytomedix and assigned a Return Material Authorization (“RMA”) number. To obtain an RMA number prior to return, the Distributor shall notify Cytomedix of the description of the Device, quantity, reason for return, serial number of device and date of purchase of Device to be returned. All Device returns from Distributor shall be sent directly to Cytomedix or its designee, insured by Distributor. The RMA number shall be prominently displayed on the outside of the shipping box and the Products shall be packaged to protect them from shipping damage. Repair for costs of damage due to improper packaging will be the responsibility of the Distributor.

(d) Return Procedure for Disposables. As used in this Agreement, a “non-conformity” means any failure of a Disposable to conform to the specifications or packaging or quality of that Disposable as it is to be delivered by Cytomedix to Distributor under this Agreement.  In the event Distributor, through the inspection of a Disposable, discovers any non-conformity, or in the event Distributor discovers or becomes aware of a non-conformity of a Disposable, and Distributor intends to make a claim to Cytomedix with respect to such Disposable for a replacement Disposable, Distributor shall notify Cytomedix in writing of such non-conformity and claim in writing within fifteen (15) days after the discovery of such non-conformity.  If Distributor makes a timely non-conformity Disposable claim, Cytomedix shall complete its investigation of Distributor’s non-conformity claim within fifteen (15) days of receipt of Distributor’s written notice of such claim.  During such latter fifteen (15) day period, Distributor shall, upon the request of Cytomedix, furnish Cytomedix with a reasonable number of samples of the rejected Disposable(s) for Cytomedix to inspect and/or test or, in the case where testing is not required, shall otherwise provide Cytomedix with a reasonable opportunity to have the relevant Disposable(s) inspected by or for Cytomedix in order for Cytomedix to be able to confirm or rebut Distributor’s findings/claims as to the relevant non-conformity.  If Cytomedix does not challenge such a claim by Distributor, or it is determined, in spite of such a challenge, that there is a non-conformity in any such Disposable(s), Distributor’s sole remedy, and Cytomedix only obligation to Distributor as a result of such non-conformity, shall be for Cytomoedix to replace such non-conforming Disposable(s) with a corresponding conforming Disposable(s).

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5. ADDITIONAL OBLIGATIONS OF DISTRIBUTOR.

(a) Compliance with Laws. Distributor shall comply in all respects with the laws and regulations (including, without limitation, health and safety regulations) applicable to the marketing, distribution, sale and service of Product within the Territory. Distributor shall monitor the appropriate information sources in the Territory for material changes in such laws and regulations relating to the distribution of Product within the Territory and notify Cytomedix in writing of all such material changes. The Distributor shall track Customer shipment by lot number to assist Cytomedix in performing any field corrective actions.

(b) Non- United States Registrations and Clinical Studies. Cytomedix shall own all registrations and clearances in the Territory for the Products with the Food and Drug Administration and its foreign equivalents. As required from time to time under the laws of any province or state within the Territory, Distributor shall at its sole expense apply for and use its commercially reasonable efforts to obtain in Cytomedix’s name all approvals, registrations, licenses and permits that are required to market, distribute, sell and service the Product within such Territory. Cytomedix shall be responsible for interacting with the Food and Drug Administration, unless and only to the extent Distributor seeks additional indications (and a corresponding 510(k) application) for the Product. Distributor shall be responsible for interacting with foreign regulators and facilitating registration of the Product and any test centers for the Product in the Territory other than the United States. Distributor shall be responsible for all costs associated with the registration filing and associated testing within the Territory, other than the United States (except and to the extent of any additional indications for the Product). Distributor shall furnish to Cytomedix copies of all applications, and all registrations, licenses and permits obtained therefrom, for the Product. Distributor shall be responsible, at its expense, for sponsoring and supporting any clinical trials or studies useful to (i) expedite market adoption of the Product in the Territory, (ii) establish equivalence with standards of care and competitive systems or technology, and (iii) establish the safety and efficacy of the Products.

(c) U.S. Export Controls. Distributor understands and acknowledges that Cytomedix is subject to regulation by agencies of the United States Government, including, without limitation, the United States Department of Commerce, the United States Department of the Treasury, and the United States Food and Drug Administration, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Cytomedix to provide the Product, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by Persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Distributor agrees to cooperate with Cytomedix, including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom.

(d) Customer Notification. Cytomedix will be responsible for initiating product recalls. Distributor shall be responsible for notifying Customers of Product recalls. Distributor shall timely submit a written report to Cytomedix of the recall status of the Products.

(e) Customer Database. Distributor shall provide to Cytomedix within one (1) business day all Customer information, to include the Customer name, contact, address, e-mail, phone number and purchase history, as necessary (i) to comply with a mandatory reportable incident; or (ii) as part of a response to a matter of law; or (iii) as part of a response to any valid request made to Cytomedix by the Food and Drug Administration or a local or foreign equivalent agency, and for which the absence of a complete response will be a violation of applicable codes, rules or laws or may otherwise place a Product registration or other Product certification at risk of revocation or cancellation and/or if user safety, to include Customers and patients, is an issue. Any such disclosure of Customer information by Distributor to Cytomedix under this Section 5(e) shall be in accordance with this Agreement.

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(f) Minimum On Hand Inventory. Distributor shall maintain such on-hand quantities of Product in its inventory to ensure reasonable and timely response to Customer order volume throughout the Territory. Such minimum on-hand quantity shall be determined by the Distributor and will be similar to the minimum on-hand inventory quantities established for similar products offered for sale by the Distributor.

(g) Order Processing. Distributor will provide order processing, which includes order to cash cycle, as well as warehousing and distribution support, shipping, invoicing, and related services with respect to its sale of Products to end-users.

(h) Regulatory Relationships. Distributor shall communicate with regulatory agencies within the countries where the Products are registered, sold or serviced by Distributor for purposes of monitoring and maintaining any necessary documents or filings required for Distributor to conduct sales of the Products.

(i) Training Requirements. Distributor shall provide sales training similar to the training provided for Distributor’s other products to Distributor’s sales and technical service organizations involved in selling the Products.

(j) No Conflicting Commitments. Distributor shall not enter into any third party commitments or contracts for Product sales or service and repair that supersedes or conflicts with the terms and conditions of this Agreement.

(k) Distribution of Competitive Products. Distributor agrees not to, directly or indirectly, distribute or otherwise offer for sale products that produce a discrete output fraction containing platelets and leukocytes (Buffy Coat based system) that is a separate fraction from other component fractions for use or sale in the exclusive field of use within the territory.

(l) Commercialization Resources and Diligence. Distributor shall apply best efforts to the marketing, sales and customer support of the Products similar to the effort and resources Distributor applies to its other products.

6. OBLIGATIONS OF CYTOMEDIX.

(a) Compliance with Laws. Notwithstanding Section 5 of this Agreement, Cytomedix will obtain and maintain at its expense the necessary regulatory clearances in the United States supporting the approval and clearance of the Products. Cytomedix will assist Distributor, at Distributor’s expense, in obtaining further regulatory clearances in Cytomedix’s name for the Products. In accordance with Section 5(b), Distributor shall bear the expense of such registrations unless negotiated and agreed to between the parties in a signed written document. Cytomedix shall comply in all material respects with all laws and regulations within the United States applicable to the manufacture, labeling, packaging and sale of the Product. Cytomedix shall supply to Distributor only Products which have 510(k) clearance or for which an application for such clearance has been filed.

(b) Support. Cytomedix shall provide consultation to Distributor concerning technical aspects, regulatory approvals, and use of the Product from time to time as reasonably requested by Distributor. Cytomedix shall also provide consultation to Distributor regarding regulatory approvals within the Territory.

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(c) Scientific and Technical Information. Cytomedix shall provide to Distributor scientific and technical information available to Cytomedix and required for distribution to obtain any registrations, licenses and permits required for the sale and distribution of the Product within the Territory, or to respond to inquiries from Customers or governmental or regulatory authorities.

(d) Product Training. Cytomedix shall provide Product training for Distributor’s product managers and field application specialists on an as-needed basis to enable Distributor to promote the sale of Product and to perform post-sale customer training, technical assistance and support for its Customers. Such Product training shall be conducted, at times and locations requested by Distributor and agreed upon by Cytomedix, and will be free of charge, provided, however, that Distributor shall be responsible for all out-of-pocket expenses incurred in connection with such Product training, including travel, airfare and lodging expenses incurred by Distributor’s personnel while attending such training. In addition, Cytomedix will provide Product updates and service bulletins as they become available.

(e) Information Reporting. Cytomedix shall provide to Distributor, at Cytomedix’s expense, (i) information regarding any discovered defects in the Product, or any malfunction or deterioration in the performance of the Products, and (ii) any inadequacy in the labeling or the instructions for use. Distributor is responsible for disseminating the information to Customers and sales representatives as appropriate.

(f) Registrations, Licenses and Patents. During the Term of this Agreement, Cytomedix shall, as necessary to support approval, registration and licensing of the Products by Distributor in the Territory: (a) maintain all current regulatory files, registrations and licenses for Products outside of the Territory, (b) maintain and pay fees associated with any third party intellectual property licenses, if any, necessary to practice the rights granted under this Agreement, and (c) maintain and pay the associated filing and maintenance fees for all patents owned by Cytomedix.

(g) Responsible Person. Distributor shall notify the competent authorities in Territory that it has been designated as the person responsible for the marketing and distribution of the Product within the Territory, and Distributor’s address for notice purposes in Section 10(d) shall be the registered place of business for such purposes.

(h) Inventory Requirement. Cytomedix or its contracted manufacturers will maintain no less than forty five (45) days’ finished goods inventories of Products based upon Distributor’s annual unit forecast, updated on a rolling quarterly basis, pursuant to Section 2(e) above, and forty five (45) days’ inventory of service and support parts, based on historical usage, to assure supply of Product for Customers.

(i) Distribution of Competitive Products. Cytomedix agrees not to, directly or indirectly, distribute or otherwise offer for sale products that produce a discrete output fraction containing platelets that is a separate fraction from other component fractions for use or sale in the exclusive field of use within the Territory.

(j) Transition of Territory Status. Distributor shall review the distribution agreements set forth on Schedule 7(a). If Distributor does not wish to continue these agreements, upon the earliest of the termination provisions, renewal or expiration date of any third party distribution agreement, Cytomedix shall take such actions necessary to terminate or not renew those agreements listed on Schedule 7(a) and identified by Distributor in writing in accordance with the terms of such agreements, such that the Distributor shall thereafter be the sole and exclusive distributor for the Products in the affected territory for the Exclusive Field of Use. Upon the termination or non-renewal of such agreements, each affected territory shall become the Exclusive Territory. All existing agreements are listed in Schedule 7(a). Any fees associated with termination will be the responsibility of Cytomedix.

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(k) New Kit Development. Cytomedix agrees to provide the necessary engineering and technical support to assist Distributor in the production of the Arthrex Kits.

(l) Indemnity Obligations. Cytomedix will indemnify, hold harmless and upon Distributor’s request, defend at its own expense Distributor and its officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Distributor Indemnified Persons”) from and against any loss, claim, cost, suit, action, liability, judgment, decree, damage or expense including reasonable attorney’s fees, imposed upon, incurred by or asserted against the Distributor Indemnified Persons, arising from any third party claim, demand or action arising from (i) the infringement or misappropriation of the intellectual property rights of a third party by a Product or use thereof, or Distributor’s use of the Cytomedix Marks, pursuant to this Agreement and (ii) any defect in the manufacturing or design of a Product.

(m) Cytomedix agrees to maintain customer service resources including staff until Distributor assumes the customer service responsibilities.

7. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

(a) Cytomedix. Cytomedix hereby represents and warrants to Distributor that:

(i) Cytomedix is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. Cytomedix has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Cytomedix.

(ii) The execution, delivery and performance by Cytomedix of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Cytomedix, any material contract, agreement or instrument to which Cytomedix is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Cytomedix is bound, or any law, rule or regulation applicable to Cytomedix.

(iii) Cytomedix holds valid licenses to third party intellectual property, if any, necessary to practice the rights granted in this Agreement. Further, Cytomedix is the sole, exclusive and lawful owner of all right, title and interest in and to the applicable Cytomedix technology incorporated in the Product (“Applicable Cytomedix Technology”) and to the Cytomedix Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances (collectively, “Liens”), except for the Liens in favor of MidCap Funding III, LLC, as agent for the ‘Lenders’ under and as defined in the Credit Agreement defined below (together with its successors and assigns, the “Agent”; and collectively with the Lenders, the “Secured Parties”) and a Lender under that certain Credit and Security Agreement, dated as of February 19, 2013, by and among Cytomedix, Cytomedix Acquisition Company, LLC and Aldagen, Inc., as borrowers, and the Secured Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and the other ‘Financing Documents’ (as defined in the Credit Agreement) executed in connection with the Credit Agreement (as used herein, the “Financing Documents”). Except as set for in Schedule 7(a), Cytomedix has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Applicable Cytomedix Technology within the Territory (or any portion thereof). Cytomedix has the right to grant the distribution and other rights to Distributor hereunder.

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(iv) Cytomedix has in place, and shall have in place during the time that the manufacturing of the Products remains under its regulatory control: (1) a quality management system that meets the requirements of ISO 13485:2003 and 21CFR820; (2) an ISO 13485 certificate issued by a Notified Body, and required FDA registrations; (3) good manufacturing practice (GMP) controls at all manufacturing facilities associated with Product; (4) a change management system to control internal and supplier processes, so that changes to processes, contact materials and devices/components are approved by Cytomedix prior to implementation; (5) special process validations, specifically for cleaning, sterile barrier packaging and sterilization; and (6) sterilizers which maintain proper ISO certifications.

(b) Distributor. Distributor hereby represents and warrants to Cytomedix that:

(i) Distributor is a company duly organized and existing under the laws of Territory, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Distributor has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Distributor.

(ii) The execution, delivery and performance by Distributor of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Distributor, any material contract, agreement or instrument to which Distributor is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Distributor is bound, or any law, rule or regulation applicable to Distributor.

(iii) Distributor and its Affiliates have the distribution facilities and personnel reasonably necessary to perform its functions and otherwise carry out its obligations under the terms of this Agreement.

8. TERM AND TERMINATION.

(a) Term. The term of this Agreement shall commence on the date hereof and shall continue for five (5) years (the “Initial Term”), unless earlier terminated pursuant to Section 8(b). If prior to the expiration of the Initial Term there has not been a Sale Transaction, unless Distributor gives written notice no later than one year following one year prior to the expiration of the Initial Term, this Agreement shall be automatically renewed for one additional three (3) year period (the “Renewal Term” and together with Initial Term, the “Term”).

(b) Termination of Agreement. This Agreement may be terminated as follows:

(i) The parties may terminate this Agreement upon their mutual written agreement.

(ii) Cytomedix may terminate this Agreement if Distributor breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Distributor’s receipt of written notice from Cytomedix setting forth the nature of such breach.

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(iii) Distributor may terminate this Agreement if Cytomedix breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Cytomedix’s receipt of written notice from Distributor setting forth the nature of such breach.

(iv) One Party may terminate immediately this Agreement by written notice to the other Party upon the occurrence of any of the following events: (i) the other Party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (ii) the other Party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other Party files a voluntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute; or (iv) the other Party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute) or any analogous foreign statute, and such petition is not dismissed within ninety (90) days.

(v) Cytomedix may terminate this Agreement if Distributor fails to purchase the Minimum Purchase Requirements on Exhibit A-4.

(c) Effect of Termination.

(i) The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination.

(ii) Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, Distributor shall provide to Cytomedix a complete inventory of Product in Distributor’s possession, in transit between Distributor’s authorized locations or in transit to Distributor from Cytomedix or otherwise in Distributor’s control. Cytomedix may inspect Distributor’s Product inventory and audit Distributor’s records in the manner provided herein above.

(iii) If Distributor gives written notice of its intention not to renew for the Renewal Term in accordance with this Agreement, then Distributor and Cytomedix shall meet to establish a transition plan. In addition to establishing a transition plan, Distributor shall:

(1) make available any existing inventory of Product to Cytomedix, including any Product that has been customized by Distributor;

(2) transfer and assign all regulatory certifications or licenses related to the Product;

(3) provide Customer information needed to facilitate the orderly transition of the sale and marketing of the Product;

(4) transition all manufacturing and vendor agreements;

(5) negotiate in good faith to provide a license to use any Distributor Intellectual Property related to or used in the sale of the Products by the Distributor pursuant to this Agreement; and

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(6) take any other action reasonably requested by Cytomedix to facilitate the orderly transition of the sale and marketing of the Product in the Territory following expiration of the Initial Term.

(iv) Notwithstanding the expiration or earlier termination of this Agreement, Distributor may continue to market, distribute and sell Products within the Territory after the expiration or earlier termination of this Agreement until the earlier of (i) the date that Distributor has sold all of its Product inventory existing as of the effective date of expiration or earlier termination and (ii) the six (6)-month anniversary of the effective date of expiration or earlier termination.

(d) Force Majeure. Neither Party shall be liable to the other Party for non-performance of or delay in performing its obligations hereunder to the extent that performance is rendered impossible by strike, riot, war, acts of God, acts of terrorism, earthquake, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

9. CONFIDENTIALITY.

(a) Confidentiality. Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party (“Confidential Information”) will be furnished by the other party or such other party’s representatives. Each party agrees that any Confidential Information furnished by the other party or such other party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale of Products under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party’s representatives within forty-five (45) days after such disclosure.

(b) Exceptions. The confidentiality obligations of each party under Section 9(a) do not extend to any Confidential Information furnished by the other party or such other party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (ii) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party’s representatives, (iii) was independently developed without the use of the other party’s Confidential Information by representatives of such party who did not have access to the other party’s Confidential Information, as established by contemporaneous written records, or (iv) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party’s representatives.

(c) Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party: (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; (ii) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; or (iii) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

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(d) Compelled Disclosure. In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party’s representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

(e) Ownership of Confidential Information. The party disclosing or otherwise furnishing Confidential Information to the other party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

(f) Survival. The obligations of the parties under this Section 9 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years.

10. GENERAL PROVISIONS.

(a) Independent Contractors. The relationship of Cytomedix and Distributor established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking. Neither party may direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without reference to rules of conflicts or choice of laws. Any dispute or issue arising hereunder, including any alleged breach by Distributor, not resolved pursuant to Section 10(m) shall be heard, determined and resolved by an action commenced in the federal or state courts in Wilmington, Delaware, which the parties hereby agree shall have the exclusive jurisdiction over the issues and the parties. Distributor hereby agrees to submit itself to the jurisdiction of the federal and state courts in Wilmington, Delaware and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts. The Delaware courts shall have the right to grant all relief to which each party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate. Distributor hereby consents to service of process by registered mail.

(c) Entire Agreement. This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

(d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):

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If to Distributor:

ARTHREX, INC.
1370 Creekside Boulevard
Naples, FL 34108-1945
Attn:
Telephone:
Facsimile:

If to

CYTOMEDIX, INC.
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
Attention: Office of the CEO
Telephone: (240) 499-2680
Facsimile:

(e) Assignment and Binding Effect. Except as otherwise provided in this Agreement, neither Party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party; provided that Cytomedix may assign this Agreement (i) to an Affiliate, (ii) to a successor to all or substantially all of the business or assets of Cytomedix, (iii) in connection with a Change of Control and/or (iv) to any Secured Party in connection with its rights under the Credit Agreement and the other Financing Documents. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder. For purposes of this Agreement, either Party shall be deemed to have assigned this Agreement in the event of a Change of Control with respect to such Party. Subject to the foregoing, this Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

(f) Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

(g) No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the Parties.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

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(i) Consent Not Unreasonably Withheld. No party given the right to approve or consent to any matter shall unreasonably withhold, condition or delay its approval or consent. The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, provided that the party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

(j) Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

(k) Further Assurances. Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

(l) Press Releases and Announcements. Except as may be contemplated hereunder, neither party may issue any press release, product any professional publications or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except for any releases, publications or announcements which may be required by or, in such party’s discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release, publications or announcement in advance of such issuance or making.

(m) Alternative Dispute Resolution.

(i) Any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof) that cannot be resolved by good faith negotiation between or among the parties may be finally submitted to the American Arbitration Association (“AAA”) for final and binding arbitration pursuant to the Commercial Arbitration Rules of the AAA. Such arbitration shall be held in Wilmington, Delaware, before a single arbitrator who shall be a retired federal or Delaware state judge. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

(ii) In respect of any suit, action or other proceeding relating to the enforcement of any award rendered by the arbitrator, each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the City of Wilmington, State of Delaware.

(iii) The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney’s fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

(iv) The parties agree that this Section 10(m) has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 10(m) shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed.

CYTOMEDIX, INC.

By:	/s/ Martin P. Rosendale
	Name:	Martin P. Rosendale
	Title:	CEO

ARTHREX, INC.

By:	/s/ R. Scott Price
	Name:	R. Scott Price
	Title:	VP

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